Exhibit 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into this 20th day of August, 2018 (the “Effective Date”), by and between Benihana Inc., a Delaware corporation with its principal corporate office located at 21500 Biscayne Boulevard, Suite 900, Aventura, Fl. 33180, and its affiliates, subsidiaries, related business entities or partners (collectively referred to as the “Company”), and Nicole Thaung (the “Executive”).

RECITALS

WHEREAS, the Executive has been an employee of the Company since May, 2010; and

WHEREAS the Company has promoted her to Chief Financial Officer (“CFO”) of the Company on August 20, 2018; and

WHEREAS, the Company now desires to employ the Executive as of the Effective Date on the terms and conditions set forth in this Agreement, and the Executive desires to be so employed.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations and covenants herein contained, the Company and the Executive hereby agree as follows:

AGREEMENT

1.Scope of Employment. The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, as Chief Financial Officer of the Company. The Executive shall have the responsibilities and authority of such position as set forth in the Company’s by-laws and such other responsibilities commensurate with the Executive’s title and position as may be reasonably determined and assigned to the Executive by the Chief Executive Officer or the Board of Directors of the Company (the “Board”). The Executive shall report to the Chief Executive Officer. The Executive shall devote her full business time, attention and energies to Company affairs.

2.Term. The Executive’s employment with the Company under this Agreement is “at will.” The Executive’s employment under this Agreement shall commence on the Effective Date and shall continue until terminated by either party as provided in this Agreement.

3.Compensation.

(a)Base Salary. The Company agrees to pay the Executive, and the Executive agrees to accept, in payment for services to be rendered by the Executive hereunder, a base salary of $250,000.00 per annum (the “Base Salary”). The Base Salary shall be paid in approximately equal installments, less such sums as may be required to be deducted or withheld under the provisions of federal, state or local law, in accordance with the Company’s customary payroll practices. The Board will review the Executive’s performance and Base Salary annually, with the understanding that said review may (in the Company’s sole discretion) result in an additional increase in Base Salary, but in no circumstances shall it result in a decrease in Base Salary. For all purposes under this Agreement, the term “Base Salary” shall refer to the Executive’s base salary under this Section 3(a).

(b)Annual Bonus. In addition to the Base Salary, the Executive also shall be eligible to receive an annual cash bonus (the “Bonus”) of up to 50% of his Base Salary, the amount and payment of which shall be based on the Company’s attainment of financial and other targets established at or near the beginning of each annual bonus period by the Company in writing. Any such bonus will be paid to the Executive in a lump sum, reduced by appropriate withholding tax and other deductions required by applicable law, after the Company determines whether and to what extent the targets have been attained and, in any event, no later than the 15th day of the third month after the end of the Company’s fiscal year to which the bonus relates. Except as otherwise provided for in this Agreement, Executive must be employed by the Company at the time the Bonus is paid in order to be eligible for any Bonus payments.

(c)Profits Interest Unit Award. The Executive will receive an award of Profits Interest Units under the Safflower Holdings LLC Unit Award Plan (the “Plan”), subject to the terms and conditions of the Plan and a Profits Interest Units Agreement in the form attached hereto as EXHIBIT A (“Profits Interest Units Agreement”), reflecting the grant of Profits Interest Units under the Plan.

4.Reimbursement of Business Expenses, Paid Time Off, Fringe Benefits.

(a)Business Expenses. The Company shall pay, or promptly reimburse the Executive for, all reasonable expenses incurred by the Executive in performing her duties for the Company during the Term of this Agreement upon the presentation of reasonably itemized statements of such expenses in accordance with the Company’s policies and procedures now in effect or as such policies and procedures may be modified from time to time, but with such reimbursement paid in all events not later than the last day of the calendar year following the calendar year in which the expense was incurred.

(b)Paid Time Off. The Executive shall be entitled to the number of weeks of paid time off per year provided to the Company’s senior executive officers in accordance with Company’s vacation or other paid time off policies.

(c)Welfare, 401(k) and Similar Benefit Plans. During the Term of this Agreement, the Executive shall be entitled to participate in and be covered under all of the welfare benefit plans or programs maintained by the Company from time to time, including, without limitation, all medical, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs, subject to and in accordance with the terms of such plans and programs. In addition, during the Term of this Agreement, the Executive shall be eligible to participate in and be covered under all 401(k), retirement, savings and other employee benefit and perquisite plans and programs maintained from time to time by the Company, subject to and in accordance with the terms of such plans and programs.

5.Termination. This Agreement, and the Executive’s employment hereunder, may be terminated under the following circumstances:

(a)Death or Disability. This Agreement, and the Executive’s employment hereunder, shall terminate upon the Executive’s death or disability (which shall be deemed to have occurred if the Executive is physically or mentally unable to perform her duties hereunder for more than 30 days in any three (3) month period).

(b)By the Executive. The Executive shall have the right to terminate this Agreement, and the Executive’s employment hereunder, for any reason or for no reason, including, without limitation, for Good Reason (as hereinafter defined). For purposes hereof, the term “Good Reason” shall mean any one or more of the following events, unless the Executive specifically agrees in writing that such event shall not be Good Reason:

(i)a material reduction of the Executive’s Base Salary;

(ii)a material diminution in the Executive’s authority, responsibilities, or duties when compared to those applicable to the Executive in her position as described in Section 1;

(iii)material acts or conduct on the part of the Company or its officers and representatives that are designed to force the resignation of the Executive or prevent the Executive from performing her duties and responsibilities pursuant to this Agreement; or

(iv)a material breach by the Company of any material provision of this Agreement (including, but not limited to, the failure of the Company to pay timely any amount, or to provide any benefit, pursuant to the provisions of Sections 3 and 4).

The Executive shall provide the Company with written notice within ninety (90) days of the initial existence of the event or condition that gives the Executive Good Reason to terminate this Agreement and the Executive’s employment hereunder, which notice will describe such event or condition. In the case of conduct described above, Good Reason will not be considered to exist unless the Company is given thirty (30) days from the date of such written notice to cure such breach or condition. If the Company cures such breach or condition within such thirty (30) day period, the Executive shall not be entitled to terminate this Agreement, and the Executive’s employment hereunder, for Good Reason as a result of such event or condition.

(c)By the Company. The Company shall have the right to terminate this Agreement, and the Executive’s employment hereunder, for any reason or for no reason, and with or without Cause (as hereinafter defined). For purposes of this Agreement, the Company shall have “Cause” to terminate this Agreement, and the Executive’s employment hereunder:

(i)upon (A) the conviction of, or plea of nolo contendere by, the Executive for (x) any felony or (y) a misdemeanor involving moral turpitude (not including routine traffic violations), or (B) the existence of any factor or circumstance that prevents the Executive from serving as Chief Financial Officer of a business enterprise that holds or desires to hold one or more liquor licenses;

(ii)upon the Executive’s willful and material violation of written material policies and procedures of the Company as set forth from time to time if such material violation causes a demonstrable adverse effect to the Company;

(iii)as a result of the Executive’s gross negligence or willful misconduct with respect to the Company or willful failure or refusal substantially to perform the Executive’s lawful duties for the Company (other than as a result of total or partial incapacity due to physical or mental illness) if such conduct, failure or refusal causes a demonstrable adverse effect to the Company;

(iv)any act by the Executive of fraud, material misappropriation or embezzlement with respect to the Company (monetarily or otherwise);

(v)the Executive engaging in any activity in material violation of the confidentiality, work product, non-solicitation or other restrictive covenants set forth in this Agreement if such material violation causes a demonstrable adverse effect to the Company; or

(vi)upon a willful material breach by the Executive of any of the Executive’s material obligations under this Agreement if such willful material breach causes a demonstrable adverse effect to the Company.

The Company shall provide the Executive with written notice describing any event or condition that gives the Company Cause for terminating the Executive’s employment. In the case of conduct described in paragraphs (ii), (iii), (v) or (vi) above, Cause will not be considered to exist unless the Executive is given thirty (30) days from the date of such written notice to cure such breach or condition. If the Executive cures such breach or condition within such thirty (30) day period to the Company’s satisfaction, then the Company shall not be entitled to terminate the Executive’s employment for Cause.

6.Termination Procedure.

(a)Notice of Termination. Any termination of this Agreement, and the Executive’s employment hereunder, whether by the Company or by the Executive, during the Term of this Agreement, except as a result of the Executive’s death, shall be communicated by written notice of termination to the other party hereto in accordance with Section 11(f). Such notice of termination shall state the specific termination provision in this Agreement relied upon in terminating this Agreement, and the Executive’s employment hereunder, and the notice of termination shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination.

(b)Date of Termination. The effective date of any termination of this Agreement, and the Executive’s employment hereunder, whether by the Company or by the Executive, shall be, in the event of the Executive’s death, the date of his death, or, in the event of termination for any other reason, the date on which the notice of termination referred to in paragraph (a) of this Section 6 is given or any later date (within thirty (30) days after the giving of such notice of termination) set forth in such notice of termination. In any event, however, the date of termination will not be earlier than the date of Separation from Service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended.

7.Termination Compensation and Benefit. Under the circumstances described in this Section 7, Company shall provide the Executive with the payments and benefits set forth below; provided, however, as a specific condition to being entitled to any payments or benefits under this Section 7 other than the “Accrued Compensation” as defined below, the Executive must have resigned as a director, trustee and officer of the Company and all of its subsidiaries and as a member of any committee of the board of directors of the Company (including subsidiaries of which she is a member) and must have executed a General Release in favor of the Company in a form that is acceptable to the Company. Executive acknowledges and agrees that the payments set forth in this Section 7 constitute liquidated damages for termination of her employment during the Employment Period, which the parties hereto have agreed to as being reasonable, and Executive acknowledges and agrees that she shall have no other remedies in connection with or as a result of any such termination.

(a)General Termination Provision. Except as provided below, upon termination of this Agreement, the Company shall pay to the Executive (or the Executive’s estate, in the case of her death) immediately after the effective date of termination, the Executive’s Base Salary that has been fully earned but not yet paid to the Executive as well as all expenses incurred by the Executive prior to the effective date of termination that the Company is required to reimburse, but had not yet reimbursed, the Executive for in accordance with the terms and provisions of Section 4.

(b)Termination without Cause or Resignation for Good Reason. If this Agreement, and the Executive’s employment hereunder, are terminated: (1) by the Company without Cause; or (2) by the Executive for Good Reason, the Executive shall be entitled to:

(i)payment of the Executive’s Base Salary and Bonus, in each case only to the extent that the Base Salary and Bonus have been fully earned but not yet paid, as well as all expenses incurred by the Executive prior to the effective date of termination that the Company is required to reimburse, but had not yet reimbursed, the Executive for in accordance with the terms and provisions of Section 4 (all such compensation and expenses collectively referred to in this Section as the “Accrued Compensation”); and

(ii)subject to the Executive’s continued compliance with the restrictive covenants set forth in Section 8: (A) salary continuation (at then-current Base Salary rate) for a period of 12 months following termination of employment; and (B) one(1) times the Executive’s average Bonus for the two (2) most recently completed fiscal years, with such Bonus pro-rated based on the portion of the Company’s current fiscal year that has elapsed on the effective date of termination, which amounts shall be paid in accordance with paragraph (c) of this Section 7.

(c)Timing of Payments; Compliance with Section 409A of the Code. The Accrued Compensation shall be paid within 10 business days after the effective date of termination, and other amounts payable pursuant to this Section 7 shall be paid in 24 equal monthly installments commencing with the next regular payroll cycle immediately following the 60th day after the effective date of termination, except to the extent that payment of any such amounts is required to be delayed in order to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), in which case the amounts the payment of which is required to be delayed in order to satisfy the requirements of Section 409A shall accrue interest at the prime rate as reported in the Wall Street Journal on the 60th day after the effective date of termination (or the nearest business day if such date is not a business day) and shall be paid in a lump sum to the Executive as soon as permitted without causing a violation of Section 409A. This Agreement is intended to comply with the applicable requirements of Section 409A and its corresponding regulations and related guidance and shall be administered in accordance with Section 409A to the extent such section applies. Notwithstanding anything in this Agreement to the contrary, to the extent that Section 409A applies to payments under this Section 7, or any other section of this Agreement, such payments may only be made in a manner permitted by Section 409A and the Company shall use its best efforts to comply with the guidance of the Internal Revenue Service to ensure compliance, and in the event of non-compliance, limit penalties incurred.

8.Non-Disclosure, Non-Solicitation and Related Obligations.

(a)Executive Acknowledgements. The Executive acknowledges (i) that during the Term and as a part of the Executive’s employment hereunder, the Executive shall be afforded access to Confidential Information (as hereinafter defined), (ii) that public disclosure or utilization of such Confidential Information in violation of this Agreement could have a material and adverse impact on the Company and its business and (iii) that, accordingly, the non-disclosure provisions of this Agreement are reasonable and necessary to prevent the improper use or disclosure of Confidential Information. The Executive further acknowledges (w) that the Company’s business is national in scope and its restaurants are marketed throughout the United States, (x) that the Company and its services compete with other businesses and restaurants located throughout the United States, (y) that the Company provides resources and training to the Company’s employees (including the Executive) related to the Company’s services and processes that are available only to the Company’s employees and cannot be acquired outside of the Company and (z) that, accordingly, the non-solicitation and related restrictive provisions of this Agreement are reasonable and necessary to protect the Company’s goodwill with its customer base, its investment in its employees and its interests in its Confidential Information.

(b)Non-Disclosure Obligation. Without the prior written consent of the Company, except as may be required by applicable law, rule or regulation, or as disclosed in a judicial proceeding to the extent necessary to enforce Executive’s rights under this Agreement (or any other written agreement between the Company or any of its subsidiaries or affiliates and the Executive), the Executive will not, at any time, either during or after her employment with the Company or any of its affiliates, directly or indirectly, divulge or disclose to any person or entity, including, without limitation, any future employer, or use for the Executive’s own or others’ benefit or gain, any financial information, plans for expansion, prospects, customers, tenants, suppliers, clients, sources of leads, methods of doing business, intellectual property, plans, products, data, results of tests or any other trade secrets or confidential materials or like information of the Company or any of its affiliates, including, without limitation, any and all information and instructions, technical or otherwise, prepared or issued for the use of the Company or any of its affiliates (collectively, the “Confidential Information”), it being the intent of the Company, with which intent the Executive hereby agrees, to restrict the Executive from dissemination or using any like information that is not readily available to the general public.

Executive is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Executive is further notified that if Executive files a lawsuit for retaliation by an employer for reporting a suspected violation of law, Executive may disclose the trade secrets to her attorney and use the trade secret information in the court proceeding if Executive: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

(c)Information is Property of the Company. All books, records, accounts, customer, client and other lists, customer and client street and e-mail addresses and information (whether in written form or stored in any computer medium) relating in any manner to the business, operations, or prospects of the Company or any of its affiliates, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall be the exclusive property of the Company and shall be returned immediately to the Company upon the expiration of this Agreement or earlier termination of the Executive’s employment with the Company, or at the Company’s request at any time. Upon the expiration of this Agreement or earlier termination of the Executive’s employment with the Company, the Executive shall immediately deliver to the Company all lists, books, records, schedules, data and other information (including all copies thereof) of every kind relating to or connected with the Company or any of its affiliates and its activities, business and customers. Any and all property furnished by the Company to Executive, including but not limited to laptops, tablets, smart phones, cellular telephones, keys, sales materials, samples, and the like shall remain the property of Company and shall also be immediately returned.

Executive understands and acknowledges that payments provided for in Section 7 will not be paid until Executive returns all of these items and otherwise complies with all of the obligations set forth in this Agreement.

(d)Covenant Not to Solicit. The Executive agrees that, during the Term and for a period of two (2) years after the termination of this Agreement, and the Executive’s employment hereunder (such two (2) year period, the “Post-Employment Restricted Period”), the Executive shall not, directly or indirectly, for Executive’s own account or as an agent, employee, officer, independent contractor, director, trustee, consultant or member, partner, shareholder or other equity holder of any corporation, firm, partnership or other entity, without the prior written consent of the Company, (i) interfere with or disrupt or diminish or attempt to interfere with or disrupt or diminish, or take any action that could reasonably be expected to interfere with or disrupt or diminish, any past, present or prospective relationship, contractual or otherwise, between the Company or any of its affiliates and any customer, supplier, vendor, joint venturer, licensor, consultant, employee or independent contractor of the Company or any of its affiliates, or (ii) contact or solicit any current, former or prospective clients or customers of the Company or any of its affiliates for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company or its affiliates.

(e)No Raiding. The Executive agrees that, during the Term and throughout the Post-Employment Restricted Period (as defined in Paragraph 8(d)), the Executive shall not, directly or indirectly, without the prior written consent of the Company, solicit, recruit, divert, employ or otherwise engage as an employee, independent contractor, consultant or advisor or attempt to solicit, recruit, divert, employ or otherwise engage as an employee, independent contractor, consultant or advisor, any person who is or was an employee, independent contractor, consultant or advisor of or to the Company or any of its affiliates at any time during the Executive’s last twelve (12) months of employment with the Company, or in any manner induce or attempt to induce any person who is or was during the Executive’s last twelve (12) months of employment with the Company an employee, independent contractor, consultant or advisor of or to the Company or any of its affiliates to terminate that person’s relationship with the Company or any of its affiliates.

(f)Definition of Solicit. For purposes of this Section 8, “Solicit” shall include any solicitation, enticement, or encouragement whatsoever, regardless of which party initiated the initial contact, as well as any direct or indirect involvement in the recruitment, referral, interviewing, hiring, or setting of the initial terms and conditions of employment.

(g)Non-Disparagement. The Executive agrees that she will not, directly or indirectly, disparage the Company or any of its affiliates or disseminate, or cause or permit others to disseminate, negative statements regarding the Company or any employee, officer, director, agent, product or service of the Company. Notwithstanding the foregoing, the Executive is not barred or otherwise restricted from exercising any right of speech or expression protected by applicable law, rule or regulation. .

(h)Survival. The obligations contained in this Section 8 shall survive the termination of this Agreement and, as applicable, shall be fully enforceable thereafter in accordance with the terms hereof.

9.Enforcement and Remedies.

(a)Enforcement. It is the desire and intent of the Company and the Executive that the provisions of this Agreement be enforced to the fullest extent permissible under the laws, rules, regulations and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, although the Executive and the Company consider the provisions of this Agreement to be reasonable for the purpose of preserving and protecting the legitimate interests of the Company, if any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. Additionally, it is expressly understood and agreed that, although the Company and the Executive consider the provisions contained in this Agreement to be reasonable, if a final determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement, including, without limitation, in Section 8, is unenforceable against the Executive, the provisions of this Agreement shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. The covenants set forth in Section 8 of this Agreement shall be deemed independent of each other and shall be enforceable notwithstanding the existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise The exercise of any claim or cause of action that Executive may have against the Company shall not constitute a defense to the enforcement of any covenant in this Agreement.

Remedies. The Company and the Executive acknowledge that the Company’s damages at law would be an inadequate remedy for the breach or threatened breach by the Executive of any provision of Section 8. Accordingly, the Company and the Executive agree, in the event of any such breach or threatened breach, that the Company shall be entitled to seek temporary and permanent injunctive or other equitable relief restraining the Executive from such breach or threatened breach, as the Company may deem appropriate, without the accounting of all earnings, profits, and other benefits arising from any such breach or threatened breach. Without regard to whether equitable relief is granted, Executive agrees that the Company is not prevented from seeking and being awarded damages for any breach of this Agreement, including but not limited to requiring Executive to account for and pay over to the Company all compensation, profits, earnings and other benefits derived from any such breach or threatened breach, as well as the termination of any installment payments provided for in Section 7 and the recovery of any such payments already made to Executive (less $500.00). The rights of the Company under this paragraph shall be cumulative and in addition to any other rights or remedies available to the Company hereunder or at law or in equity.

(b)Tolling. Should legal proceedings be initiated by the Company to enforce the restrictive covenants contained in this Section 8, the commencement of the twenty-four (24) month restricted period will commence on the date of the entry of an order granting the Company injunctive, monetary or other relief from Executive’s actual or threatened breach of this Agreement and will remain in effect for the next succeeding twenty-four (24) months. Executive acknowledges that the purpose and effect of this Section 8 would be frustrated by measuring the duration from the termination of this Agreement where Executive fails to honor her obligations until directed to do so by court order.

10.Indemnity. The Company shall, to the fullest extent permitted under the laws of the State of Delaware and the Company’s bylaws, indemnify, defend (with counsel selected by the Company) and hold harmless the Executive from and against all liabilities, costs and expenses, including, but not limited to, amounts paid in satisfaction of judgments, in settlement or as fines or penalties, and counsel fees and disbursements, reasonably incurred by the Executive in connection with the defense or disposition of, or otherwise in connection with or resulting from, any action, suit or other proceeding, whether civil, criminal, administrative or investigative, before any court or administrative or legislative or investigative body, in which the Executive may be or may have been involved as a party or otherwise or with which the Executive may be or may have been threatened, while in office or thereafter, by reason of the Executive’s being an officer of the Company or by reason of any action taken or not taken in such capacity, except with respect to any matter as to which the Executive shall have been finally adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that his action was in the best interests of the Company. The Executive shall notify the Company in writing within ten days of any claim with respect to which indemnity may be sought hereunder. The Executive agrees to the control of the defense of such claim by the Company and to the Company’s settlement of any such claim.

11.Miscellaneous.

(a)Attorneys’ Fees and Costs. In any action relating to a breach of this Agreement, including but not limited to, the enforcement of any of the covenants found in Section 8 of this Agreement, the prevailing party shall be entitled to recover its costs and reasonable attorneys’ fees incurred at both the trial court and any appellate court levels.

(b)Withholding. The Company shall withhold such amounts from any compensation or other benefits payable to the Executive under this Agreement on account of payroll and other taxes as may be required by applicable law, rule or regulation.

(c)Successors; Binding Agreement. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, successors, permitted assigns and personal representatives. Notwithstanding, the Agreement requires the personal services of the Executive and cannot be assigned by the Executive.

(d)Entire Agreement. This Agreement contains the entire understanding between the Company and the Executive and supersedes any and all other oral and written agreements or understandings between them. This Agreement shall not be construed against any party by reason of the fact that the party may be responsible for the drafting of this Agreement or any provision hereof.

(e)Controlling Law; Venue. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Florida, without regard to its conflicts of law principles. Each the Company and the Executive unconditionally and irrevocably agrees that the exclusive forum and venue for any action, suit or proceeding shall be in Miami-Dade

County, Florida, and each consents to submit to the exclusive jurisdiction, including, without limitation, personal jurisdiction, and forum and venue of the Circuit Courts of the State of Florida or the United States District Court for the Southern District of Florida, in each case, located in Miami-Dade County, Florida.

(f)Notice. All notices or other communications that are required or permitted hereunder shall be in writing and delivered personally, or sent by nationally-recognized, overnight courier or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

To the Company:	Benihana Inc.
21500 Biscayne Blvd. Suite 900
Aventura, Florida 33180
Attention: General Counsel

To the Executive:	Nicole Thaung
[the most recent address provided to the
Company for payroll tax reporting purposes]

or to such other address as either party may furnish to the other in writing in accordance herewith. All such notices and other communications shall be deemed to have been received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of delivery by nationally-recognized, overnight courier, on the first business day immediately following dispatch and (iii) in the case of mailing, on the third business day following such mailing.

(g)Amendment and Waiver. No provision of this Agreement may be amended, modified or canceled unless such amendment, modification or cancellation is agreed to in a writing signed by the Executive and by a duly authorized officer of the Company, and no provision of this Agreement may be waived unless such waiver is set forth in a writing signed by the party to be charged.

(h)Survival of Rights and Obligations. The respective rights and obligations of the Executive and the Company set forth in this Agreement shall survive the expiration or earlier termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.

(i)Validity. If any provision of this Agreement shall for any reason be finally held illegal, invalid or unenforceable by a court or agency of competent jurisdiction, such provision shall be modified by such court or the parties, as the case may be, so as to cause such provision to be legal, valid and enforceable to the maximum extent permitted by law (and to the extent modified, it shall be modified so as to reflect, to the extent possible, the intent of the parties) and shall in no way affect or impair the legality, validity or enforceability of the remaining provisions of this Agreement, which shall remain in full force and effect, and this Agreement shall be interpreted as if such illegal, invalid or unenforceable provision was not contained in this Agreement.

(j)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(k)Headings. All section and paragraph headings in this Agreement are for convenience of reference only and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

(l)Waiver of Jury Trial. The parties knowingly, voluntarily, and intentionally waive the right either of them may have to trial by jury with respect to any claim between them involving this Agreement, or any claim between them arising out of or relating to Employee’s employment with the Company.

The parties hereto have duly executed this Agreement as of the date and year first above written.

BENIHANA INC.,
a Delaware corporation

By:	/s/ Cristina L. Mendoza
Name:	CRISTINA L. MENDOZA
Title:	Secretary

/s/ Nicole Thaung
NICOLE THAUNG

EXHIBIT A

Form of Profits Interest Unit Agreement